At Home Group Inc. Announces First Quarter Fiscal 2019 Financial Results

•	Q1 net sales increased 21%; comparable store sales increased 0.9%
•	Delivers 17th consecutive quarter of comparable store sales growth
•	Q1 EPS increased 75% to $0.28; pro forma adjusted EPS(1) increased 63% to $0.31
•	Reaffirms fiscal 2019 net sales and comparable store sales outlook; raises adjusted EPS outlook

Plano, Texas, June 7, 2018 -- At Home Group Inc. (NYSE: HOME), the home décor superstore, today announced its financial results for the first quarter ended April 28, 2018.

Lee Bird, Chairman and Chief Executive Officer, stated: “We are very pleased to deliver our 16th consecutive quarter of over 20 percent net sales growth and our 17th consecutive quarter of positive comparable store sales increases, especially in light of a particularly wet and cold spring selling season.  While the adverse weather was a headwind to our outdoor and seasonal categories, customers responded enthusiastically to our indoor and everyday merchandise, most notably in our warm-weather markets. We ended the first quarter on a strong note and have generated positive momentum to date in the second quarter. As a result, we are reaffirming our top-line expectations and raising our profitability outlook for fiscal 2019. We continue to expect another great year for At Home and for customers that love our broad selection of value-priced, trend-right home décor.”

For the Thirteen Weeks Ended April 28, 2018

•

Net sales increased 20.9% to $256.2 million from $211.8 million in the quarter ended April 29, 2017 driven by the net addition of 27 stores since the first quarter of fiscal 2018 and a comparable store sales increase of 0.9%.

•

We expanded our store footprint by opening nine new stores and relocating two stores in the first quarter of fiscal 2019. We ended the quarter with 156 stores in 34 states, which represents a 20.9% increase in store count since April 29, 2017.

•

Gross profit increased 18.6% to $85.2 million from $71.9 million in the first quarter of fiscal 2018. Gross margin contracted by 60 basis points to 33.3% from 33.9% in the prior year period primarily due to increased occupancy costs resulting from fiscal 2018 and 2019 sale-leaseback transactions and increased snow removal costs related to adverse weather conditions.

•

Selling, general and administrative expenses (“SG&A”) increased 21.0% to $59.5 million from $49.1 million in the prior year period primarily due to the net addition of 27 stores, a $3.7 million increase in advertising costs as we continue to grow consumer brand awareness, and a $0.5 million increase in transaction costs associated with the sale of our common shares by our Sponsors.

•

Adjusted SG&A1 increased 24.2% to $57.6 million compared to $46.4 million in the first quarter of fiscal 2018. Adjusted SG&A1 as a percentage of net sales increased 60 basis points to 22.5%  as a result of increased  advertising costs, partially offset by a reduction in preopening expenses due to the timing of new store openings.

•

Operating income increased to $24.2 million compared to $21.3 million in the first quarter of fiscal 2018. Operating margin decreased 70 basis points to 9.4% of net sales primarily due to a decrease in gross margin.

•

Adjusted operating income[1] increased 8.3% to $26.0 million from $24.0 million in the first quarter of fiscal 2018.  Adjusted operating margin[1] contracted by 110 basis points to 10.2% of net sales as a result of increased advertising costs and a decrease in gross margin.

•

Interest expense increased to $5.8 million from $4.9 million in the first quarter of fiscal 2018 due to an increase in interest rates since April 29, 2017 as well as increased borrowings under our revolving credit facility (“ABL Facility”) to support our growth strategies.

•

Income tax expense was $0.1 million compared to $6.4 million in the first quarter of fiscal 2018.  A  reduction in the federal tax rate resulting from the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) combined with excess tax benefits related to stock option exercises decreased our effective tax rate to 0.3% from 38.9% in the first quarter of fiscal 2018.

•	Net income was $18.4 million compared to $10.0 million in the first quarter of fiscal 2018.
•	Pro forma adjusted net income[1] grew 68.1% to $20.1 million from $12.0 million in the first quarter of fiscal 2018.
•	EPS was $0.28 compared to $0.16 in the first quarter of fiscal 2018. Pro forma adjusted EPS[1] grew 63.2% to $0.31 from $0.19 in the first quarter of fiscal 2018.

•	Adjusted EBITDA[1] increased 12.9% to $42.2 million from $37.4 million in the first quarter of fiscal 2018.

Balance Sheet Highlights as of April 28, 2018

•	Net inventories increased 12.3% to $283.1 million compared to $252.1 million as of April 29, 2017, primarily due to a 20.9% increase in the number of open stores.
•	Total liquidity (cash plus $80.9 million of availability under our ABL Facility) was $94.4 million.
•	Total debt was $298.7 million compared to $309.7 million as of April 29, 2017. There was $183.5 million outstanding under the ABL Facility as of April 28, 2018.

Subsequent Events

In June 2018, the At Home Group Inc. Board of Directors approved a grant of 1.5 million stock options to Chairman and Chief Executive Officer, Lee Bird, to encourage retention and incentivize his continued, successful leadership. The options vest immediately upon the June 12, 2018 grant date. However, the shares resulting from the exercise of the options will be generally subject to transfer restrictions that lapse on the fourth anniversary of the date of grant, subject to certain service conditions. In addition, the Board of Directors approved a grant of stock options with an aggregate grant date fair value in an amount to compensate Mr. Bird for the difference in the Company’s share price on June 12, 2018 as compared to the Company’s share price on the date annual equity awards were granted to other Company senior executives. As a result of the immediate vesting of these awards, the Company will recognize the full amount of the associated non-cash equity compensation expense in the second quarter of fiscal 2019, and such expense will be excluded from pro forma adjusted net income and EPS. The actual amount of such expense will depend on the closing price per share of the Company’s common stock on June 12, 2018. If the grant had been made based on an assumed stock price of $34.87, which was the closing price of the Company’s stock on June 1, 2018, the total amount of the associated non-cash stock-based compensation expense would have been approximately $33.2 million. The tax treatment associated with the grant is expected to significantly reduce the Company’s tax liability for fiscal 2019.

Outlook & Key Assumptions

Chief Financial Officer Judd Nystrom stated: “We continue to be pleased with the strength in our business and our momentum entering the second quarter of fiscal 2019, and we are reaffirming our full year top line and margin expectations.  Our second quarter outlook assumes net sales growth of 22% to 24% and comparable store sales growth of 2.5% to 3.0%, which represents a two-year 10.3% to 10.8% increase.  We expect to drive significant gross margin expansion through product margin improvement and the lapping of last year’s incremental inventory-related distribution costs, which enables us to continue reinvesting in new store growth and advertising to support our brand awareness initiatives.  We expect to nearly double pro forma adjusted net income in the second quarter of fiscal 2019, and we are raising our full year pro forma adjusted EPS outlook to reflect the impact of tax rate reductions from the Tax Act and benefits related to stock option exercises.”  Below is an overview of our outlook and related assumptions for selected second quarter and fiscal year 2019 financial data.

For fiscal 2019, we expect:

•

Net sales of $1.154 billion to $1.161 billion, representing annual growth of 21% to 22%, based on 34 gross and 31 net new store openings and an assumed comparable store sales increase of 2.5% to 3.5%, which would represent a 9.0% to 10.0% increase on a two-year comparable store sales basis.

•	Slight adjusted operating margin[1,2] expansion driven by gross margin improvement.
•	Interest expense of approximately $25 million.
•	An estimated 850 basis point tax rate benefit from stock option exercises.
•	66.0 million diluted weighted average shares outstanding.
•	Net income of $54.2 million to $57.2 million and EPS of $0.82 to $0.87 based on an effective tax rate of approximately 10.0%
•	Pro forma adjusted net income[1], 2 of $82.5 million to $85.5 million, based on a 14.5% effective tax rate and representing annual growth of 38% to 43%, and pro forma adjusted EPS[1] of $1.25 to $1.30.
•	Net capital expenditures of $170 million to $190 million, net of approximately $110 million of assumed sale-leaseback proceeds.

For the second quarter of fiscal 2019, we expect:

•

Net sales of $284 million to $287 million based on 11 gross and 10 net new store openings and an assumed comparable store sales increase of 2.5% to 3.0%, which would represent a 10.3% to 10.8% increase on a two-year comparable store sales basis.

•	Meaningful adjusted operating margin[1,2] expansion driven by significant gross margin improvement.
•	Interest expense of $6.0 million.
•	An estimated 1,050 basis point tax rate benefit from stock option exercises.

•	66.0 million diluted weighted average shares outstanding.
•	Net loss of $4.6 million to $5.6 million and loss per share of $(0.07) to $(0.08) based on an effective tax rate of approximately 52.0%
•

Pro forma adjusted net income[1,2] of $20.8 million to $21.8 million,  based on a 12.5% effective tax rate and representing year-over-year growth of 88% to 97%,  and pro forma adjusted EPS[1] of $0.32 to $0.33.

1 Represents a non-GAAP financial measure. For additional information about non-GAAP measures, including reconciliations to the most directly comparable financial measures presented in accordance with GAAP, please see “Non-GAAP Measures” below.

2 Management’s forecast of adjusted operating income and pro forma adjusted net income for the second quarter and fiscal year 2019 exclude pre-tax non-cash stock-based compensation costs related to the special one-time IPO bonus grant of approximately $1.2 million and $2.5 million, respectively, and $33.2 million related to the June 2018 grant of equity incentive awards to our CEO.

Conference Call Details

A conference call to discuss the first quarter fiscal 2019 financial results is scheduled for today, June 7, 2018, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-407-0789 (international callers please dial 201-689-8562) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call, together with related materials, will be available online at investor.athome.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online at investor.athome.com and by dialing 844-512-2921 (international callers please dial 412-317-6671). The pin number to access the telephone replay is 13680117. The replay will be available until June14, 2018.

Terminology

We define certain terms used in this release as follows:

"Adjusted EBITDA" means net income before interest expense, net, loss from extinguishment of debt, income tax provision and depreciation and amortization, adjusted for the impact of certain other items permitted by our debt agreements, including certain legal settlements and consulting and other professional fees, relocation and employee recruiting incentives, management fees and expenses, stock-based compensation expense and non-cash rent.

“Adjusted Net Income” means our net income, adjusted for impairment charges, loss on extinguishment of debt, initial public offering related non-cash stock-based compensation expense and related payroll tax expenses and the federal income tax impact associated with the special one-time initial public offering bonus stock option exercises, transaction costs related to our initial public offering and the registration and sale of shares of our common stock on behalf of our Sponsors, losses incurred due to the modification of debt and tax impacts associated with the Tax Act.

“adjusted operating income” means operating income adjusted for impairment charges, certain one-time expenses associated with our IPO and the registration and sale of shares of our common stock on behalf of our Sponsors as well as non-cash stock-based compensation costs related to a special one-time IPO bonus grant and the payroll tax expenses associated with the special one-time initial public offering bonus stock option exercises.

“adjusted SG&A” means selling, general and administrative expenses adjusted for certain one-time expenses associated with our IPO and the registration and sale of shares of our common stock on behalf of our Sponsors as well as non-cash stock-based compensation costs related to a special one-time IPO bonus grant and the payroll tax expenses associated with the special one-time initial public offering bonus stock option exercises.

"comparable store sales" means, for any reporting period, the change in period-over-period net sales for the comparable store base, beginning with stores on the second day of the sixteenth full fiscal month following the store's opening. When a store is being relocated or remodeled, we exclude sales from that store in the calculation of comparable store sales until the first day of the sixteenth full fiscal month after it reopens. In this release, “two-year comparable store sales basis” refers to the sum of the increase in comparable store sales for each of the current and preceding fiscal years.

“EPS” means diluted earnings per share.

“GAAP” means accounting principles generally accepted in the United States.

“pro forma adjusted net income” means Adjusted Net Income adjusted for, in certain periods, normalization of income tax rates to reflect comparability between periods.

“pro forma adjusted EPS” means pro forma adjusted net income divided by diluted weighted average shares outstanding.

“Store-level Adjusted EBITDA” means Adjusted EBITDA, adjusted further to exclude the impact of costs associated with new store openings and certain corporate overhead expenses, which we do not consider in our evaluation of the ongoing performance of our stores from period to period.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by our use of forward-looking terminology such as "anticipate", "are confident", "assumed", "believe", "continue", "could", "estimate", "expect", "intend", "may", "might", "on track", “outlook”, "plan", "potential", "predict", “reaffirm”, "seek", "should", or "vision", or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our outlook and assumptions for financial performance for the second quarter and fiscal 2019, as well as statements about the markets in which we operate, expected new store openings, our real estate strategy, potential growth opportunities and future capital expenditures and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this document are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those factors described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended January  27, 2018 and other reports that we file with the Securities and Exchange Commission (“SEC”), may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this release are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this release. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate, are consistent with the forward-looking statements contained in this release, they may not be predictive of results or developments in future periods.

Any forward-looking statement that we make in this release speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this document.

About At Home Group Inc.

At Home (NYSE:HOME), the home decor superstore, offers more than 50,000 on-trend home products to fit any budget or style, from furniture, mirrors, rugs, art and housewares to tabletop, patio and seasonal decor. At Home is headquartered in Plano, Texas, and currently operates 159 stores in 34 states. For more information, please visit us online at investor.athome.com.

-Financial Tables to Follow-

AT HOME GROUP INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	April 28, 2018	January 27, 2018	April 29, 2017
Assets
Current assets:
Cash and cash equivalents	$13,532	$8,525	$10,576
Inventories, net	283,107	269,844	252,116
Prepaid expenses	9,239	7,911	6,939
Other current assets	9,234	14,653	5,216
Total current assets	315,112	300,933	274,847
Property and equipment, net	528,710	466,263	375,541
Goodwill	569,732	569,732	569,732
Trade name	1,458	1,458	1,458
Debt issuance costs, net	1,868	1,978	1,081
Restricted cash	2,515	—	564
Noncurrent deferred tax asset	39,277	33,561	40,516
Other assets	736	316	407
Total assets	$1,459,408	$1,374,241	$1,264,146
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$76,194	$79,628	$63,687
Accrued and other current liabilities	92,758	89,499	73,095
Revolving line of credit	183,500	162,000	126,800
Current portion of deferred rent	10,512	9,072	7,291
Current portion of long-term debt and financing obligations	3,600	3,474	3,664
Income taxes payable	1,583	—	13,442
Total current liabilities	368,147	343,673	287,979
Long-term debt	289,397	289,902	299,403
Financing obligations	28,152	19,690	19,882
Deferred rent	147,605	124,054	105,959
Other long-term liabilities	5,508	6,043	2,715
Total liabilities	838,809	783,362	715,938
Shareholders' Equity
Common stock; $0.01 par value; 500,000,000 shares authorized; 62,354,101, 61,423,398 and 60,366,768 shares issued and outstanding, respectively	624	614	604
Additional paid-in capital	583,837	572,488	551,590
Retained earnings (accumulated deficit)	36,138	17,777	(3,986)
Total shareholders' equity	620,599	590,879	548,208
Total liabilities and shareholders' equity	$1,459,408	$1,374,241	$1,264,146

AT HOME GROUP INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

	Thirteen Weeks Ended
	April 28, 2018	April 29, 2017

Net sales	$256,161	$211,841
Cost of sales	170,917	139,963
Gross profit	85,244	71,878

Operating expenses
Selling, general and administrative expenses	59,465	49,141
Depreciation and amortization	1,579	1,418
Total operating expenses	61,044	50,559

Operating income	24,200	21,319
Interest expense, net	5,778	4,886
Income before income taxes	18,422	16,433
Income tax provision	61	6,384
Net income	$18,361	$10,049

Earnings per share:
Net income per common share:
Basic	$0.30	$0.17
Diluted	$0.28	$0.16
Weighted average shares outstanding:
Basic	61,758,330	60,366,768
Diluted	65,889,163	62,265,248

AT HOME GROUP INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Thirteen Weeks Ended
	April 28, 2018	April 29, 2017
Operating Activities
Net income	$18,361	$10,049
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,456	10,836
Loss on disposal of fixed assets	31	(18)
Non-cash interest expense	501	465
Amortization of deferred gain on sale-leaseback	(1,978)	(1,468)
Deferred income taxes	(5,716)	219
Stock-based compensation	2,128	3,289
Changes in operating assets and liabilities
Inventories	(13,264)	(8,321)
Prepaid expenses and other current assets	4,091	(3,088)
Other assets	(420)	142
Accounts payable	(5,263)	3,335
Accrued liabilities	(9,117)	(4,711)
Income taxes payable	1,583	6,177
Deferred rent	4,315	3,944
Net cash provided by operating activities	6,708	20,850
Investing Activities
Purchase of property and equipment	(78,587)	(40,897)
Net proceeds from sale of property and equipment	49,637	18
Net cash used in investing activities	(28,950)	(40,879)
Financing Activities
Payments under lines of credit	(131,000)	(74,476)
Proceeds from lines of credit	152,500	99,701
Payments on financing obligations	(139)	(34)
Payments on long-term debt	(828)	(1,596)
Proceeds from exercise of stock options	9,231	—
Net cash provided by financing activities	29,764	23,595
Increase in cash, cash equivalents and restricted cash	7,522	3,566
Cash, cash equivalents and restricted cash, beginning of period	8,525	7,574
Cash, cash equivalents and restricted cash, end of period	$16,047	$11,140

Supplemental Cash Flow Information
Cash paid for interest	$5,033	$7,902
Cash (received) paid for income taxes	$(160)	$191
Supplemental Information for Non-cash Investing and Financing Activities
Increase in current liabilities of property and equipment	$13,670	$4,123
Property and equipment reduction due to sale leaseback	$(26,982)	$—
Property and equipment acquired under capital lease	$—	$1,000
Property and equipment additions due to build-to-suit lease transactions	$8,660	$—

Non-GAAP Measures

Certain financial measures presented in this release, such as comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma adjusted EPS and Store-level Adjusted EBITDA, are not recognized under GAAP.

We present comparable store sales, which is not a recognized financial measure under GAAP, because it allows us to evaluate how our store base is performing by measuring the change in period-over-period net sales in stores that have been open for the applicable period. We present Adjusted EBITDA and Store-level Adjusted EBITDA, which are not recognized financial measures under GAAP, because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as interest, depreciation, amortization, loss on extinguishment of debt, impairment charges and taxes.  We present adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, and pro forma adjusted EPS, which are not recognized financial measures under GAAP, because we believe investors’ understanding of our operating performance is enhanced by the disclosure of selling, general and administrative expenses, operating income, net income, diluted weighted average shares outstanding and earnings per diluted share adjusted for nonrecurring charges associated with events such as our IPO and refinancing transactions.

You are encouraged to evaluate each of these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating our non-GAAP measures, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in such presentations.  In particular, Store-level Adjusted EBITDA does not reflect costs associated with new store openings, which are incurred on a limited basis with respect to any particular store when opened and are not indicative of ongoing core operating performance, and corporate overhead expenses that are necessary to allow us to effectively operate our stores and generate Store-level Adjusted EBITDA. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of our non-GAAP financial measures in the future, and any such modification may be material. In addition, comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma adjusted EPS and Store-level Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

Comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma adjusted EPS and Store-level Adjusted EBITDA have limitations as analytical tools and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. We compensate for these limitations by relying primarily on our GAAP results and using comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma adjusted EPS and Store-level Adjusted EBITDA only as supplemental information.

AT HOME GROUP INC.

Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except share and per share data)

(Unaudited)

The tables below reconcile the non-GAAP financial measures of adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma adjusted EPS, Adjusted EBITDA and Store-level Adjusted EBITDA to their most directly comparable GAAP financial measures.

Reconciliation of selling, general and administrative expenses as reported to adjusted SG&A

	Thirteen Weeks Ended
	April 28, 2018	April 29, 2017

Selling, general and administrative expenses as reported	$59,465	$49,141
Adjustments:
Stock-based compensation related to special one-time IPO bonus grant(a)	(1,296)	(2,719)
Payroll tax expense related to special one-time IPO bonus stock option exercises(b)	(11)	—
Transaction costs(c)	(522)	—
Adjusted selling, general and administrative expenses	$57,636	$46,422

Reconciliation of operating income as reported to adjusted operating income

	Thirteen Weeks Ended
	April 28, 2018	April 29, 2017

Operating income as reported	$24,200	$21,319
Adjustments:
Stock-based compensation related to special one-time IPO bonus grant(a)	1,296	2,719
Payroll tax expense related to special one-time IPO bonus stock option exercises(b)	11	—
Transaction costs(c)	522	—
Adjusted operating income	$26,029	$24,038
Adjusted operating margin	10.2%	11.3%

Reconciliation of net income as reported to pro forma adjusted net income

	Thirteen Weeks Ended
	April 28, 2018	April 29, 2017

Net income	$18,361	$10,049
Adjustments:
Stock-based compensation related to special one-time IPO bonus grant(a)	1,296	2,719
Payroll tax expense related to special one-time IPO bonus stock option exercises(b)	11	—
Transaction costs(c)	522	—
Tax impact of adjustments to net income(d)	(11)	(1,056)
Tax impact related to special one-time IPO bonus stock option exercises(e)	(54)	—
Adjusted Net Income	20,125	11,712
Adjustments for comparability between periods:
Tax rate adjustments(f)	—	258
Pro forma adjusted net income	$20,125	$11,970
Diluted weighted average shares outstanding	65,889,163	62,265,248
Pro forma adjusted EPS	$0.31	$0.19

(a)

Non-cash stock-based compensation associated with a special one-time initial public offering bonus grant to certain members of senior management (the “IPO grant”), which we do not consider in our evaluation of our ongoing performance. The IPO grant was made in addition to the ongoing equity incentive program that we have in place to incentivize, retain and motivate our employees, officers, consultants and non-employee directors and was made to reward certain senior executives for historical performance and allow them to benefit from future successful outcomes for our Sponsors.

(b)	Payroll tax expense related to stock option exercises associated with the IPO grant, which we do not consider in our evaluation of our ongoing performance.
(c)	Charges incurred in connection with the sale of shares of our common stock on behalf of our Sponsors, which we do not consider in our evaluation of our ongoing performance.
(d)

Represents the tax impact associated with the adjusted expenses. The effective tax rate of 0.3% for the thirteen weeks ended April 28, 2018 was adjusted to 0.6% to exclude the tax impact of stock option exercises associated with the IPO grant. The effective tax rate for the thirteen weeks ended April 29, 2017 was 38.9%.

(e)	Represents the federal income tax impact related to stock option exercises associated with the IPO grant.
(f)

Represents the tax adjustment required to calculate pro forma adjusted net income for the thirteen weeks ended April 29, 2017, including all outlined adjustments, at a normalized effective tax rate of 37.5%. The effective tax rate for the thirteen weeks ended April 29, 2017 was 38.9%.

Reconciliation of net income to EBITDA, Adjusted EBITDA and Store-level Adjusted EBITDA

	Thirteen Weeks Ended
	April 28, 2018	April 29, 2017

Net income	$18,361	$10,049
Interest expense, net	5,778	4,886
Income tax provision	61	6,384
Depreciation and amortization(a)	11,456	10,836
EBITDA	$35,656	$32,155
Consulting and other professional services(b)	2,348	1,554
Stock-based compensation expense(c)	832	570
Stock-based compensation related to special one-time IPO bonus grant(d)	1,296	2,719
Non-cash rent(e)	1,657	468
Other(f)	414	(90)
Adjusted EBITDA	$42,203	$37,376
Costs associated with new store openings(g)	3,739	3,959
Corporate overhead expenses(h)	22,208	17,742
Store-level Adjusted EBITDA	$68,150	$59,077

(a)	Includes the portion of depreciation and amortization expenses that are classified as cost of sales in our consolidated statements of operations.
(b)

Primarily consists of (i) consulting and other professional fees with respect to projects to enhance our merchandising and human resource capabilities and other company initiatives; and (ii) charges incurred in connection with the sale of shares of our common stock on behalf of our Sponsors.

(c)

Non-cash stock-based compensation related to the ongoing equity incentive program that we have in place to incentivize, retain and motivate our employees, officers, consultants and non-employee directors.

(d)

Non-cash stock-based compensation associated with a special one-time initial public offering bonus grant to senior executives, which we do not consider in our evaluation of our ongoing performance. The grant was made in addition to the ongoing equity incentive program that we have in place to incentivize, retain and motivate our employees, officers, consultants and non-employee directors and was made to reward certain senior executives for historical performance and allow them to benefit from future successful outcomes for our Sponsors.

(e)

Consists of the non-cash portion of rent, which reflects (i) the extent to which our GAAP straight-line rent expense recognized exceeds or is less than our cash rent payments, partially offset by (ii) the amortization of deferred gains on sale-leaseback transactions that are recognized to rent expense on a straight-line basis through the applicable lease term. The offsetting amounts relating to the amortization of deferred gains on sale-leaseback transactions were $(2.0) million and $(1.5) million during the thirteen weeks ended April 28, 2018 and April 29, 2017, respectively. The GAAP straight-line rent expense adjustment can vary depending on the average age of our lease portfolio, which has been impacted by our significant growth. For newer leases, our rent expense recognized typically exceeds our cash rent payments while for more mature leases, rent expense recognized is typically less than our cash rent payments.

(f)

Other adjustments include amounts our management believes are not representative of our ongoing operations,  including a payroll tax expense of $0.3 million related to the exercise of stock options for the thirteen weeks ended April 28, 2018.

(g)

Reflects non-capital expenditures associated with opening new stores, including marketing and advertising, labor and cash occupancy expenses. Costs related to new store openings represent cash costs, and you should be aware that in the future we may incur expenses that are similar to these costs. We anticipate that we will continue to incur cash costs as we open new stores in the future. We opened nine and seven new stores during the thirteen weeks ended April 28, 2018 and April 29, 2017, respectively.

(h)

Reflects corporate overhead expenses, which are not directly related to the profitability of our stores, to facilitate comparisons of store operating performance as we do not consider these corporate overhead expenses when evaluating the ongoing performance of our stores from period to period. Corporate overhead expenses, which are a component of selling, general and administrative expenses, are comprised of various home office general and administrative expenses such as payroll expenses, occupancy costs, marketing and advertising, and consulting and professional fees. Store-level Adjusted EBITDA should not be used as a substitute for consolidated measures of profitability or performance because it does not reflect corporate overhead expenses that are necessary to allow us to effectively operate our stores and generate Store-level Adjusted EBITDA. We anticipate that we will continue to incur corporate overhead expenses in future periods.

Investor Relations:
ICR, Inc.
Farah Soi/Shannon Devine
203.682.8200
Farah.Soi@icrinc.com

Shannon.Devine@icrinc.com

At Home

Bethany Perkins

972.265.1326

InvestorRelations@AtHome.com

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